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                                                                      EXHIBIT 99


GENESCO COMPLETES PRIVATE PLACEMENT OF $90 MILLION OF CONVERTIBLE
SUBORDINATED NOTES

NASHVILLE, Tenn., April 6 -- Genesco Inc. (NYSE:GCO) today announced that it has sold $90 million aggregate principal amount of Convertible Subordinated Notes due April 15, 2005 in a private placement under Rule 144A of the Securities Act of 1933 to qualified institutional buyers. The Company may issue an additional 15% aggregate principal amount of Notes to cover over-allotments. The Notes bear interest at 5.5% and are convertible into the Company's common stock at a conversion price of $21.045 per share. The Notes are not callable until April 17, 2001.

The Company intends to use the net proceeds from a private placement, estimated to be approximately $86.5 million, to redeem its 10 3/8% Senior Notes due 2003, to pay preferred stock dividend arrearages, and for general corporate purposes.

The Notes, and the Common Stock issuable upon conversion thereof, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein.

Genesco, based in Nashville, markets and distributes branded footwear. The Company also operates the Volunteer Leather Company, a leather tanning and finishing business. Genesco's owned and licensed footwear brands, sold through both wholesale and retail channels of distribution, include Johnston & Murphy, Dockers Footwear and Nautica Footwear. Genesco's products are sold at wholesale to more than 2,700 retailers, including the Company's own network of 587 footwear retail stores in the U.S., operated principally under the names Jarman, Journeys and Johnston & Murphy.